WANT & ENDER, CPA, P.C.
CERTIFIED PUBLIC ACCOUNTANTS            East 28th Street, 8th Floor
                                        New   York,   NY 10016
MARTIN ENDER. CPA                       Telephone (212)684-2414
STANLEY Z. WANT, CPA, CFP                Fax (212) 684-5433


                Independent Auditor's Report


To the Shareholders and Board of Directors
BIO-RESPONSE CORPORATION


We have audited the accompanying balance sheet of BIO-RESPONSE, INC. (A Dormant State Company) at September 15, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We have conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statoments are tree of material misstatement. An audit also includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our Opinion.

In our Opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BIO-RESPONSE, INC. (A Dormant State Company) at September 15, 1995 in conformity with generally accepted accounting principles.

Martin Ender
Want & Ender CPA, P.C.
Certified Public Accountants

New York, NY
December 27, 1996

                  BIO-RESPONSE CORPORATION
                  (A Dormant State Company)
                       Balance Sheets
                     September 15, 1995

                                                       1995

ASSETS


Organization Cost                                      0.00


   Total Assets                                        0.00

LIABILITIES AND ST0CKHOLDERS' EQUITY


STOCKHOLDERS' EQUITY
 Common Stock, par value $.0004 per share;
 20,000,000.00 shares authorized;
   9,176,554.00  shares issued and  outstanding        0.00
Additional Paid in Capital                             0.00
Deficit accumulated during development stage           0.00


Total Stockholders' Equity                             0.00


       Total Liabilities and Stockholders' Equity      0.00

       See accompanying notes to financial statements.


                  BIO-RESPONSE CORPORATION
                  (A Dormant State Company)

                     September 15, 1995

Note 1. NATURE of BUSINESS

BIO-RESPONSE Corporation, (A Dormant State Company) , was incorporated on February 9, 1972 , under the laws of the
State of Delaware.  The Company's   business  consisted  of
specializing in the culturing of mamalian cells and the production of cellular proteins, such as antibodies, blood factors, enzymes and hormones. On September 14, 1989, the Company filed a petition, No. 4-89-04159N-3, in the U.S. Bankruptcy Court for the District of Northern District Of California. It was filed as a Chapter 11 and became a liquidating Chapter 11 after failed attempts at a merger. This bankruptcy began on September 14, 1989. on September 15, 1995 the Registrant's Petition was declared closed and the Trustee was discharged. Since September 15, 1995, the Registrant has been totally inactive.